Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PaxMedica, Inc. (the “Company”) on Amendment No. 1 to the Form S-1 (File No. 333-268882) of our report dated March 29, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of PaxMedica, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 4, 2023